THE INTERNATIONAL DISTRIBUTOR AGREEMENT

THIS INTERNATIONAL DISTRIBUTOR AGREEMENT ("Agreement") is entered into this 21st day of April, 2005, by and between **Provision Interactive Technologies, Inc.**, a California, USA corporation ("PITI"), located at 9253 Eton Avenue, Chatsworth, CA., and **3D Advertising Development Co., LTD.**, a corporation formed under the laws of Commonwealth of Dominica, The International Business Companies Act 1996, the registered office of the company at Copthall, P.O. Box 2331, Roseau, St. George, 00152 Commonwealth of Dominica. With its regional representative office located at Al-Rawdah Dist/1, N24 W5 Sector, Villa No.7, Jeddah 21434 Saudi Arabia, with the mail address of P.O. Box 14657, Jeddah 21434, Saudi Arabia ("Distributor").

RECITALS

WHEREAS, PITI is in the business of manufacturing and selling interactive communications systems referred to as the HoloVision™ Aerial Imaging Systems ("Systems"), and creating, producing and selling HoloMedia™ advertising media ("Media"), which is run and presented on the System.

WHEREAS, Distributor seeks the exclusive right to market, sell, rent or lease the Systems and to market and sell Media in designated market channels of the designated territories only.

WHEREAS, PITI is willing to grant Distributor the right to market, sell, rent or lease the Systems and Media (collectively "Products") in the designated market channels of the designated territories only.

NOW, THEREFORE, under the terms, conditions and covenants contained herein, the parties agree as follows:

AGREEMENT

1. **Incorporation of Recitals and Exhibits.** The foregoing recitals are hereby incorporated into this Agreement as if set forth herein in full. Where the Agreement speaks to Exhibits, such Exhibits shall be incorporated into this Agreement as if set forth in full herein.

2. **Exclusive Right to Market and Sell, Rent and/or Lease.** PITI hereby grants to Distributor the Exclusive right to market, sell, rent or lease Products ("Rights"). Products are defined as set forth in Exhibit "A" hereto. The Rights shall only be granted during the term of this Agreement in the designated market channels of the designated territories. Upon execution of this Agreement, Distributor shall purchase, at the 'Distributor Price', herein set forth on Exhibit "B," three (3) units of PITI's Product (one HL40 unit, one HL29 unit, and one HL17 unit) to be utilized as selling displays in the designated territory. The Exclusive Rights shall become null and void in the event the following conditions in paragraph 3, **Consideration,** are not fulfilled.

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3. **Consideration.** In consideration of PITI granting the exclusive rights identified above, Distributor agrees to pay and/or perform the following:

a) Fee For Exclusivity – Distributor shall remit to PITI the total sum of $1 the consideration to obtain the Exclusive Marketing, Selling, Renting and/or Leasing Rights. This fee shall be payable in one lump sum on or before April 30, 2005 via Bank Wire Transfer (BWT).

b) Minimum Order Requirements To Maintain Exclusive Rights – As further required consideration, Distributor shall purchase within the first (1) month sixty (60) HoloVision Systems; within the following five (5) months sixty (60) HoloVision Systems, within the following three (3) months sixty (60) HoloVision Systems and within the last three (3) months of the first year sixty (60) HoloVision units to maintain the exclusive rights into year two, or to achieve a target turnover value with PITI of not less than $1,250,000 (US Dollars one million two hundred fifty thousand) during the first year of this agreement. Similarly, Distributor must purchase an additional sixty (60) units on a quarterly basis, or two hundred forty (240) units within the second year to maintain the exclusive rights into year three, or to achieve a target turnover value with PITI of not less than $1,250,000 (US Dollars one million two hundred fifty thousand) during the first year of this agreement. Distributor must purchase an additional two hundred forty (240) units in year three or to achieve a target yearly turnover value with PITI of not less than $1,250,000 (US Dollars one million two hundred fifty thousand). Distributor must maintain an average of 240 units per year to maintain the exclusive rights or to achieve an average yearly turnover value with PITI of not less than $1,250,000 (US Dollars one million two hundred fifty thousand) calculated accumulatively through the three year period of this agreement.

c) In the event Distributor fails to purchase the annual minimum number of units or target turnover values set forth above for the designated territories and/or those annual minimums to be established for any Multinational Company so approved by PITI, the Exclusive Sales and Marketing, Renting and/or Leasing Rights of this Agreement shall revert to a Non Exclusive status for the remaining term of the Agreement. At the sole discretion of PITI, upon Distributor meeting the annual minimum purchase requirements or target turnover values thereafter for the designated territories or approved Multinational Company, PITI may at its option grant Distributor exclusive rights subject to Distributor meeting each subsequent yearly increment minimum purchase amount set forth. PITI may, in its sole discretion, temporarily suspend the minimum sales requirement and continue the exclusive rights of Distributor based on a sales and business update produced by Distributor and approved by PITI.

4. **Designated Territories.** As used herein, the term Designated Territories shall mean the countries of Saudi Arabia, United Arab Emirates, Qatar, Bahrain, Oman, Kuwait, Yemen, Iraq, Syria, Lebanon, Jordan and Egypt. Sale of Products and all their applications, improvements, in current or future improved models, types, and sizes by the Distributor in other than the designated territories shall require advanced written approval by PITI.

5. **The Market Channels** As used herein, the term Market Channels shall mean; 1) point of sale merchandising, 2) advertising displays, 3) informational kiosks, 4) private

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individuals or clients, 5) public and private sector companies, 6) governmental establishments or institutions, 7) Educational or training institutions, 8) Museums, 9) Science and Technology Centers, and 10) Banks and ATM service machines.

6. **Multi-National Sales.** In the event that Distributor wishes to exercise the Rights to market, sell, rent or lease Products to any individual or company headquartered outside the Designated Territories, it must first comply with the following requirements;

6.1 Distributor must give PITI written notification of Distributor's intent no later than thirty (30) days prior to Distributor executing any agreement with the prospective purchaser, rentor or leasee. This notice shall include the purchaser's full name, location of headquarters and the intended final destination of the Products.

6.2 PITI will then have ten (10) days to perform conflict checks with other Distributors and will then either issue its approval of the sale, or its rejection of the sale with reasons to Distributor.

6.3 In the event that Distributor willfully fails to comply with the requirements of this section, it hereby agrees to indemnify PITI from any claims, demands, costs and attorneys fees incurred by PITI due to Distributor's failure to comply with the notice provisions of this section.

7. **Term.** The term of this Agreement shall be for a period of three (3) years from the date of execution of this Agreement unless terminated by proper notice or as otherwise identified in Paragraph 8 herein below. Distributor shall have the option to extend this Agreement by an additional term of three (3) years. In order to exercise this option, Distributor must have met the minimum average purchase requirements for unit sales or target turnover values as described in Paragraph 3b above and have given written notice to PITI at least sixty (60) days prior to the termination of the initial term of this Agreement.

8. **Termination**. This Agreement may be terminated for cause upon thirty (30) day written notice of the party seeking termination hereof. Cause shall be the occurrence of any of the following:

a) An uncured material breach under this Agreement. Upon discovery of a material breach, the non-breaching party shall immediately notify the party committing the breach, in writing, of the breach and the demand to cure or remedy the breach. The breaching party's failure to cure or remedy will in and of itself constitute a material breach.

b) The occurrence of any of the following: (i) if DISTRIBUTOR or PITI fails to perform any material obligation or materially fails to perform any obligation under this Agreement; (ii) if DISTRIBUTOR attempts to make an assignment in violation of Section 31 ("Assignment"); (iii) if DISTRIBUTOR indicates, either directly or indirectly (such as by way of example, DISTRIBUTOR seeks to market or sell products or services that are reasonable deemed to be competitive with the Products) that it no longer intends to perform is obligations hereunder; (iv) if DISTRIBUTOR or PITI becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; (v) if a petition under any foreign, state, or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by PITI or DISTRIBUTOR; or (vi) if such a petition is filed

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by any third party or an application for a receiver of PITI or DISTRIBUTOR is made by anyone and such petition or application is not resolved favorably to PITI or DISTRIBUTOR within sixty (60) days.

9. **Branding Requirements** Distributor understands and acknowledges that each unit sold, rented or leased pursuant to this Agreement, shall carry PITI's proprietary branding and shall comply with all existing and future PITI branding requirements, as those currently set forth herein on Appendix "C" hereto. PITI reserves the right to exclude certain market channels, which in PITI's sole discretion may be deemed to detrimentally impact the equity and/or integrity of the HoloVision™ 3D Aerial Imaging Display branding and trade name.

10. **Product 'Distributor' and 'Retail' Prices.** Subject to the terms and conditions of this Agreement, PITI agrees to sell Products and invoice the Distributor at a designated 'Distributor Price' (excluding freight, crating, insurance, taxes, tariffs, duty, and installation costs) as set forth on Exhibit "B" attached hereto. The 'Distributor Price' shall remain firm for the first year at which time it will be reestablished and then reviewed every one hundred twenty (120) days and established for the following one hundred twenty (120) day period. Distributor shall establish the 'Retail Price' of PITI's Products within the designated territory. Distributor agrees to reasonably consider the advice of PITI regarding suggested 'Retail Price'. PITI will reasonably consider the advice of DISTRIBUTOR regarding price increases. Volume pricing schedule may be determined by PITI on a project- by- project basis.

11. **Payment Terms.** Distributor will remit to PITI the amount of sixty (60%) percent of the designated 'Distributor' price with all orders sent to PITI via Bank Wire Transfer (BWT), with the remaining balance of the 'Distributor' price due immediately prior to shipment via either Irrevocable Letter of Credit (ILC terms acceptable to Provision's bank) or Bank Wire Transfer (BWT). For orders of products in stock, payment will be one hundred (100%) percent payment prior to shipping via Bank Wire Transfer. Distributor shall be responsible for payment of all tariffs, freight, crating, and sales or import taxes prior to shipment of Products to Distributor or the End User.

12. **Returns.** In the event Distributor cancels an order within the first the ten (10) working days of order acceptance by PITI, Distributor shall be charged a re-stocking fee equal to twenty (20%) percent of the invoiced price of the order. In the event Distributor cancels an order at any time after the tenth (10th) working day and before the 21st day of order acceptance by PITI, Distributor shall be charged a re-stocking fee equal to forty (40%) percent of the invoiced price of the order, and sixty (60%) percent of the invoiced price for any time after the 21st day.

13. **Revenue Sharing on Sales of Media, Content or Transactions.** For Products that are sold, leased, rented, or placed for which the Distributor will receive any recurring revenue (including but not limited to revenues for advertisements, content or transactions placed on HoloVision Systems), revenues will be shared between PITI and Distributor in the percentages set forth herein on Exhibit "B" attached hereto and incorporated by reference into this Agreement. All shared revenues shall be due and owing and remitted to PITI by the Distributor within fifteen (15) business days of the end of each month in which revenues were received during the term of this Agreement.

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Upon providing Distributor adequate and reasonable notice of at least five (5) business days, PITI shall have the right semi-annually to conduct an audit of that portion of Distributor's books which state the receipt of any recurring revenues from HoloVision Systems sold, leased, rented or placed.

14. **Currency.** Unless otherwise agreed to in writing by the Parties, all remittances to PITI shall be made in United States Dollars via either Bank Wire Transfer (BWT) or Irrevocable Letter of Credit (ILC terms as approved by Provision's bank) in accordance with the payment terms in Section 11.

15. **Deliveries, Inventories and Marketing Materials**. PITI shall use its best effort to maintain capacity, inventory and supplies sufficient to enable it to fulfill and stand ready to promptly process and timely complete any and all foreseeable orders solicited by Distributor and otherwise satisfactory to the PITI. In connection therewith, PITI shall furnish to Distributor such information relating to the PITI's scheduling and anticipated delivery of products as Distributor may reasonably request hereunder. Distributor shall provide PITI quarterly reports of anticipated sales for the following six-month period.

In the event of termination of this Agreement prior to the designated expiration term of this Agreement, PITI shall allow the Distributor a period of ninety (90) days, from the effective date of the termination, to sell the balance of any inventory held by the Distributor. Thereafter, PITI, at its sole discretion, shall have the right to buy back any remaining inventory of Product in Distributor's possession at the 'Distributor List' price in effect at the time of purchase. If PITI exercises this right, PITI shall pay any shipping costs, taxes or duties.

PITI shall make available to Distributor, electronic copies of PITI's U.S. brochures and such other information reasonably necessary for Distributor's performance under this Agreement, all with the same degree of promptness and quality as PITI furnishes and makes available to its other distributors.

16. **Anti-Waiver**. PITI's or Distributor's acceptance of any late act required hereunder of Distributor or PITI shall not act as a waiver of any of PITI's or Distributor's rights to enforce the provisions, covenants or restrictions herein.

17. **Best Efforts**. During the term of this Agreement, Distributor shall also use its best efforts to solicit orders and procure contracts for Products, and agrees to conduct his business and affairs so as not to harm or injure PITI's reputation, brand identity, sales or business operations.

The parties agree that Distributor shall have the right to promote, solicit, sell, rent, lease and/or otherwise market goods, equipment, products and/or services manufactured or supplied by persons or firms other than PITI, as long as those goods, equipment, products and/or services do not in any manner whatsoever, whether directly or indirectly, compete with the Products and other services supplied by PITI.

18. **Relationship Created**. Distributor is not an employee of PITI for any purpose or reason whatsoever, but is an independent contractor. With the exception of investigating customer complaints, neither PITI nor Distributor shall have the right to require the other to collect

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accounts, make adjustments, bind the other or incur debts, obligations or enter into any agreement or contract or commitment on behalf of the other, nor hold itself out as having any right, power or authority to create any such contract or obligation, either expressed or implied, on behalf of, in the name of or binding upon the other, or to pledge the other's credit, or to extend credit in the other's name, without the other party's written consent.

19. **Representations and Warranties**

Provision warrants that it's products are free from defects in electronic components and workmanship for a period of one hundred twenty (120) days (the "Warranty Period") from the date of shipment of the product by Provision to distributor. However, in no event shall Provision be responsible for any defects caused by distributors' or end-user customers' negligence or misuse of the product.

19.1 Provision's obligations with respect to warranties specified in Paragraph 1 of this article shall be limited to repairing or replacing or giving credit for actual defective electronic components, materials and workmanship, provided that the defect arises within the Warranty Period, and provided that Provision receives prompt notice of such defect.

19.2 Prior to providing any warranty remedy, Provision reserves the right to require reasonable evidence that any claimed defect is Provision's responsibility. Any defective material shall be returned to Provision. Before returning, customers shall notify Provision orally or by email of the defect and request authorization from Provision for such return. Upon such request, Provision shall provide customers with a "Return Authorization Number" to be prominently displayed on the shipping container for the defective material. Distributor shall then ship such defective material to Provision at customer's expense. Provision shall, at its sole option and expense, repair or replace, or give credit for actual defective material, and ship such repaired or replaced material to customers freight prepaid. In the event that any material returned to Provision turns out not to be defective, customers shall pay Provision for all return freight as well.

19.3 Except for the express warranty set forth above, or as otherwise provided by applicable law, Provision disclaims all warranties with respect to its products, including implied warranties or merchantability, fitness for a particular purpose and non-infringement. No representation or other affirmation of fact, including, but not limited to, statements regarding suitability for use or performance of its products, whether made by Provision's employees or otherwise, shall be deemed to be a warranty by Provision for any purpose, or give rise to any liability of Provision whatsoever.

19.4 Provision shall not be liable for any loss, cost or damages claimed to have resulted from the use, operation, or performance of its products, regardless of the form of action. Notwithstanding any provision contained herein to the contrary, the maximum liability of Provision to customers or any person whatsoever arising out of or in connection with any sale, use or other employment of its products, whether such liability arises from any claim based upon contract, warranty, tort or otherwise, shall in no case exceed the actual amount paid to Provision by customers for the specific product that caused the damages. The foregoing limitations on liability will not apply to claims for personal injury caused solely by Provision's negligence.

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19.5 In no event whatsoever shall Provision be liable to customers for to any other person for special, indirect, incidental or consequential damages, including without limitation, any loss of profits or goodwill, even if Provision has been advised of the possibility of such damages.

20. **Costs and Expenses**. Unless specifically allocated to one or the other party under the expressed terms of this Agreement, all costs, tariffs and expenses incurred by either party, including but not limited to the payment of any federal, state or local tax on income earned hereunder, shall be borne by the party which incurs the cost or expense.

21. **Confidential Information** The parties agree that the identification of End Users and all information contained in PITI's files pertaining to End Users, their business needs and demands, and all pricing information relating to any product or services purchased by any End Users at any time prior to the execution of this Agreement constitutes confidential information, and valuable trade secrets developed at considerable expenses by PITI since the time PITI first began business operations.

To induce PITI to enter into this Agreement, Distributor, and all others acting by, through or in concert with them hereby agrees that such information, compilations of information, data, reports, records and memoranda relating to any of the aforementioned items as well as any and all writings and documents which now exist and all information pertaining thereto are irrevocably deemed protectable, confidential information and trade secrets, which information is and shall remain PITI's sole property, and which neither Distributor nor any one acting by, through or in concert with him may disclose, reveal or in any manner whatsoever utilize or divulge to any other person or party for any reason whatsoever except as contemplated by this Agreement.

Distributor will protect the confidentiality of all such information which he has obtained from PITI relating to the aforementioned items, and which would not otherwise be known by him, except as a result of its relationship to PITI under this Agreement.

22. **No Reverse Engineering**. Distributor shall not reverse engineer the Products, and Distributor shall not decompile, modify, prepare derivative works or disassemble any software or hardware in the Product.

23. **Remedies**. In the event that Distributor, or any other person or entity acting by, through or in concert with them violates the covenants set forth in this paragraph, PITI shall be entitled to immediate injunctive and other relief, with or without notice to Distributor as to the nature of any such violation or breach, and with or without written demand for the cure thereof. Nothing in this paragraph shall be construed as a waiver of PITI's right to seek any other equitable or legal relief or remedies, or the recovery of damages sustained as a result of a breach of these covenants.

It is further agreed that the foregoing covenants and this paragraph pertaining to the PITI's right to relief, and every provision thereof are divisible, so that if the validity of any of the covenants is challenged, the specific limitations as to the type of services involved, the geographic area and time designated, etc., may be modified by any court of competent jurisdiction, so as to create an

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enforceable covenant not to compete nor disclose confidential information, providing the PITI with all reasonable protection which may be practicable relying on the best endeavors of the Distributor.

24. **Indemnification.**

24.1 **PITI's Obligation to Indemnify**. PITI hereby agrees to indemnify and hold Distributor harmless from any and all liabilities, claims, demands, cost and attorneys fees however caused by reason of any damage or injury (whether to the body, property or personal or business character or reputation) sustained by Distributor and/or Distributor's property as a result of any proven negligent act or omission to act of PITI, its sub-contractors or employees.

PITI shall further defend, at PITI's sole expense, any and all proceedings, request for proceedings, actions, causes of action and/or arbitration's brought against PITI in connection therewith, and shall pay all reasonable attorneys' fees incurred in connection therewith, and the amount of any settlement, award and/or judgment which may otherwise be required to be paid by Distributor in connection therewith, except damages, injuries and/or liabilities resulting from Distributor's own proven acts undertaken or omissions allowed, whether negligent, reckless, willful or of a criminal nature. PITI will have the right to take and control the defense of any such suit or claim and shall have the right to settle any such claim at PITI's cost and expense. This section will survive the expiration or termination of this Agreement.

24.2 **Distributor's Obligation to Indemnify**. Distributor hereby agrees to indemnify and hold PITI harmless from any and all liabilities, claims, demands, costs and attorneys fees however caused by reason of any damage or injury (whether to the body, property or personal or business character or reputation) including but not limited to any and all salaries, commissions, items of costs or other forms of compensation or reimbursement paid or payable to any of the Distributor's salesmen, employees, sub-agents and/or Distributors, or that sustained by PITI and/or PITI property as a result of any negligent act or omission of Distributor, his sub-contractors, employees or agent.

In addition, Distributor shall further defend at Distributor's sole expense any and all proceedings, request for proceedings, actions, causes of action and/or arbitration's brought against PITI in connection therewith, and shall pay all reasonable attorneys' fees incurred in connection therewith, and the amount of any settlement, award and/or judgment which may otherwise be required to be paid by PITI in connection therewith, except damages, injuries and/or liabilities resulting from PITI's own proven acts undertaken or omissions allowed, whether negligent, reckless, willful or of a criminal nature.

25. **Severability**. Whenever possible each provision of this Agreement shall be interpreted in such manner so as to be effective, valid and binding under applicable law. If the validity or enforceability of any provision of this Agreement is challenged, the parties agree that the terms and conditions of any such provision may be modified by any court of competent jurisdiction, so as to provide the PITI with the greatest possible protection then available under law.

Furthermore, any such prohibition or invalidity shall be effective only to the extent of the provision or provisions involved, and then only to the extent deemed absolutely necessary by any

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such court of competent jurisdiction, which prohibition or invalidity will not effect the validity or enforceability of the remaining provisions of this Agreement, or any portion thereof.

26. **Notice**. Any payment, notice or any communication required or permitted hereunder shall be in writing and shall have been deemed paid or given, as the case may be, when deposited in the U.S. mail, registered or certified, return receipt requested, postage prepaid, or personally delivered, addressed as follows:

If to Provision:

Bob Ostrander
Vice President
Provision Interactive Technologies, Inc.
9253 Eton Avenue
Chatsworth, CA 91311 USA

With a copy to:

Samuel Tata
Legal Affairs
Provision Interactive Technologies, Inc.
9253 Eton Avenue
Chatsworth, CA 91311 USA

If to 3D Advertising Development Co., Ltd.:

Hadi Al Bahra
Al-Rawdah Dist/1
N24 W5 Sector, Villa No.7
Jeddah 21434
Saudi Arabia

Each party shall be entitled to specify a different address by giving notice thereof to the other at the foregoing addresses.

28. **PITI Assistance** PITI will assist and provide training and guidance to Distributor's efforts to establish its own Maintenance department. Also, PITI will help train and assist Distributor in establishing their own content production capabilities or in the management of third party production firms. Distributor is not obligated to use PITI for content production but the parties agree to work cooperatively to develop the highest quality content for commercial use.

29. **Entire Agreement**. This Agreement supersedes any and all other agreements, whether oral or written, between the parties. Each party to this Agreement acknowledges that no

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representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party which, are not embodied herein, and that no other Agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

30. **Interpretation**. The parties acknowledge and agree, that each has been given the opportunity to independently review this Agreement with legal counsel and/or has the requisite experience and sophistication to understand, interpret and agree to the particular language of the provisions hereof. In the event of an ambiguity of this Agreement, the interpretation of this Agreement shall not be resolved by any rule of interpretation providing for interpretation against the party who causes the uncertainty to exist or against the draftsman.

31. **Binding on Successors/Assignment.** All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties, their heirs, subsidiaries, administrators, executors or successors; provided, however, that Distributor shall not assign, delegate or attempt to assign or delegate his rights and/or obligations arising hereunder, either in whole or in part, by operation of law or otherwise, by either party without PITI's prior written consent, which shall not be unreasonably withheld.

32. **Authority**. The undersigned individuals and/or entities executing this Agreement on behalf of their respective party's represent and warrant that said individuals are authorized to enter into this Agreement on behalf of such parties, that the appropriate resolutions have been passed and obtained, and that this Agreement shall be binding on same.

33. **Exhibits**. The documents referred to hereinabove and the exhibits attached hereto are incorporated herein by reference as if set forth in full.

34. **Headings.** The headings contained in this Agreement have been inserted for convenience only and in no way define the scope or interpretation of this Agreement.

35. **Attorneys' Fees.** In the event either party commences legal proceedings against the other party to enforce the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other in addition to all other damages and/or equitable relief.

36. **Counterparts**. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

37. **Force Majeure**. If either party hereto is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, riot, war, rebellion, or other acts of God, then upon written notice to the other party, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability.

The disabled party shall make all reasonable efforts to remove such disability within thirty (30) days of giving notice of such disability. If the disability continues for more than ten (10) days

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after the cessation of the reason for such disability, the non-disabled party shall have the right to terminate this Agreement immediately upon written notice, and neither party shall thereafter have any further rights or obligations hereunder. During any period of disability as set forth in this Article 36, the non-disabled party may seek to have its needs, which would otherwise be met hereunder, met by others without liability to the disabled party hereunder.

38. **Governing Law**. This Agreement has been entered into and executed in Los Angeles County, California, United States of America and shall be interpreted in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties have caused this Agreement to be entered into and sign their respective names hereto on April 21, 2005.

3D Advertising Development Co., Ltd.

By:__________________
Hadi Al Bahra
Managing Director

Provision Interactive Technologies, Inc.

By: Bob Ostrander
Bob Ostrander
Vice President

EXHIBIT "A"

1. **HOLOVISION™ AERIAL IMAGE DISPLAY SYSTEM.** The HoloVision AERIAL IMAGE DISPLAY TECHNOLOGY SYSTEM is hardware and software system which makes 3-dimensional images float in space. **

2. **HOLOMEDIA™ CONTENT MEDIA AND SOFTWARE.** Consists of the propriety HoloSoftware™ and Advertising Media generated and produced by PITI to be utilized in the HoloVision™ Systems. **

**Includes all products or applications derived from the HoloVision technology or are in development for current or future use.

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EXHIBIT "B"

Distributor Price List and Revenue Sharing

22-April-05

Distributor Price List - CONFIDENTIAL

MODEL TYPES

Volume Units	Delivery Weeks	HL40 Price $USD	HL29 Price $USD	HL17 Price $USD
1	8	8,500	6,750	4,850
2-5	8	8,250	6,400	4,600
6-10	8	8,000	5,900	4,400
11-20	8	7,750	5,750	4,300
21-50	8	7,500	5,500	4,200
51-99	8	7,250	5,250	4,100

Volume Orders of 100+ Quoted on an Order by Order Basis (Estimates)

100-300	Per Quote	7,000	5,000	3,900
301-500	Per Quote	6,750	4,750	3,750
501-999	Per Quote	6,550	4,500	3,550
1000+	Per Quote	5,000	4,000	3,250

It was agreed by PITI to grant the Distributor the 100 tier pricing for all orders received during the first year of this agreement.
Prices do not include shipping, crating or any special handling.
Prices do not include destination, import, or VAT taxes.
Prices do not include any special options such as custom façade, wireless mouse, webcam.
Prices do not include any content or content development.
Does Not represent a published price list.
Volume pricing above 99 units must be verified in writing with Provision.

Addition of Networking Software: $650 USD per unit.
Extended Warranty to one (1) year: $400 USD per unit.

Warranty: Standard Warranty for 120 days on electronic components (computer, power supply, proprietary display device) and 1 year on cabinet and optics. Based on normal use and wear. Warranty does not cover damage caused by misuse or handling as determined by PITI.

Payment Terms: Sixty (60%) Percent Due Upon Acceptance of Purchase Order, with Balance Due and Owing Prior to Shipment of Order with verification of shipping documentation.

1. **Revenue Sharing Percentages between the Parties on recurring advertising, content or transactions from which Distributor receives any recurring revenues shall be as follows:**
Year 1: Five (5%) PerCent of Gross Revenues Collected To Be Remitted To PITI, and Ninety Five (95%) PerCent of Gross Revenues Collected To Be Retained By Horizon.
Years 2 & 3: Ten (10%) PerCent of Gross Revenues Collected To Be Remitted To PITI, and Ninety (90%) PerCent of Gross Revenues Collected To Be Retained By Horizon.

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EXHIBIT "C"

BRANDING REQUIREMENTS

1. A HoloVision™ or Provision logo to be prominently displayed on the front of the HoloVision System(s) for users to see. The specific dimensions of and the artwork for the logo will be provided by PITI.

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